Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bioanalytical Systems, Inc. of our report dated December 22, 2017 relating to the consolidated financial statements of Bioanalytical Systems, Inc. appearing in the Annual Report on Form 10-K of Bioanalytical Systems, Inc. for the year ended September 30, 2017.

/s/ RSM US LLP

Indianapolis, Indiana

December 11, 2018